Exhibit 99.1

PRESS RELEASE

Press Release #06020

FOR IMMEDIATE RELEASE...BUSINESS AND FINANCIAL EDITORS

Stephanie J. Welty	Heidi A. Flannery
VP of Finance & Administration, CFO	Investor Relations Counsel
TriQuint Semiconductor, Inc.	Fi. Comm
Tel: (503) 615-9224	Tel: (541) 322-0230
Fax: (503) 615-8904	Fax: (541) 322-0231
Email: swelty@tqs.com	Email: heidi.flannery@ficomm.com

TRIQUINT SEMICONDUCTOR NAMES TIM DUNN AS VICE PRESIDENT OF ITS HANDSET BUSINESS UNIT

Hillsboro, Oregon – July 13, 2006– TriQuint Semiconductor, Inc. (Nasdaq: TQNT) today announced that it has named Timothy A. Dunn as Vice President of its Handset Business Unit. Mr. Dunn joins TriQuint from Intel, where he most recently served as the Vice President and General Manager of the Platform Components Group, managing the networking and chipset businesses with teams in the U.S., Europe, India, Israel and Malaysia. He received his M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College and his B.A. in electrical engineering from Oregon State University.

About TriQuint:

TriQuint Semiconductor, Inc. (Nasdaq: TQNT) is a leading supplier of high performance products for communications applications. The company enjoys diversity in its markets, applications, products, technology and customer base. Markets include wireless handsets, base stations, military, broadband and other. TriQuint provides customers with standard and custom product solutions as well as foundry services. Products are based on advanced process technologies including gallium arsenide (GaAs), surface acoustic wave (SAW), and bulk acoustic wave (BAW). TriQuint customers include major communications companies worldwide. TriQuint has manufacturing facilities in Oregon, Texas, and Florida, as well as an assembly plant in Costa Rica, plus sales/application support offices in Asia and design centers in New England and Germany. All manufacturing and production facilities are registered to the ISO9001:2000 international quality standard.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at 503/615-9000 (fax 503/615-8900). Visit the TriQuint web site at http://www.triquint.com.

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